Exhibit 10.24

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Employer and Employee on the Effective Date. Capitalized terms used in this Agreement, but not otherwise defined in this Agreement, have the meanings given to such terms in the Appendix of Key Terms, which is attached to this Agreement as Attachment 1, and is considered a part of this Agreement for all purposes and is incorporated herein by reference.
RECITALS

A.	Employer desires to employ Employee on the terms and conditions set forth herein in connection with Employee’s promotion to Co-Chief Executive Officer of the Company; and

B.	Employee desires to be employed by Employer on such terms and conditions.
AGREEMENT
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.    Employment. Employer agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein for a term commencing on the Commencement Date and ending on the earlier of 11:59 p.m. Eastern Standard Time on December 31, 2022 or the date on which Employee’s employment is terminated in accordance with Section 5 of this Agreement (the “Term”). Upon the request of either party in the fifth year of the Term, the parties will discuss in good faith (but are not required to reach agreement on) an extension of this Agreement or new terms of employment.
a.    Duties. During the Term of Employee’s employment by Employer:
a. Employee shall have the position of Co-Chief Executive Officer of the Company and shall report directly to the Board. During the Term, Employee shall also serve as (i) a member of the Board, (ii) Chairman of the Company’s Executive Committee and (iii) a member of the Management Committee. Employee shall have the authorities, duties and responsibilities in his position as Co-Chief Executive Officer of the Company as communicated to Employee by a representative of the Board prior to the Effective Date, together with such other authorities, duties and responsibilities consistent with Employee’s position as Co-Chief Executive Officer of the Company as may reasonably be assigned to Employee by the Board from time to time.
b. Employee shall devote Employee’s energies, attention, reasonable best efforts and full and exclusive business time to the business and affairs of Carlyle, provided that nothing in this Agreement shall preclude Employee from: (i) engaging in personal investment activities (subject to Carlyle’s insider trading and conflict of interest policies); (ii) engaging in activities consented to by the Board pursuant to Section 2.e. below; (iii) serving as a member of the board of directors (or similar governing body) of a non-competitive business with the prior consent of the Board (such consent not to be unreasonably withheld with respect to one board at any given time); or (iv) engaging in charitable, professional and/or community activities, in each case so long as such activities do not materially conflict or interfere with the proper performance of Employee’s duties hereunder.
c. Employee acknowledges and agrees that, during the Term, Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Carlyle and to do no act in breach of such fiduciary duty that willfully injures the business, interests or reputation of Carlyle. In keeping with these duties, Employee shall make full disclosure during the Term to Employer of all significant business opportunities that pertain to Carlyle’s business, and, during the Term, Employee shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.
d. Employee shall at all times comply in all material respects with: (i) all applicable laws, rules and regulations that are related to Employee’s duties and responsibilities assumed hereunder and (ii) all corporate and business policies and procedures of Carlyle that are applicable to Employee that are written or, to the extent generally applicable to executive officers of Carlyle, communicated to Employee, including, without limitation, the New York Attorney General’s Code of Conduct.
e. Employee shall not, without the prior written approval of the Board, receive compensation or any direct or indirect financial benefit for services rendered during the Term to (i) any Person other than Carlyle or (ii) any board of directors (or similar governing body) of a non-competitive business on which Employee serves in accordance with Section 2.b.iii. from time to time.
3.    Location. Employee’s primary office shall be located at Employer’s offices in Washington, DC or New York, New York or both, and Employee is expected to travel during the Term to the extent reasonably necessary to conduct Carlyle business.
4.    Compensation. As compensation for Employee’s services, during the Term, Employer shall pay Employee the following compensation, subject to Section 5 below:
i. Employer shall pay to Employee the Base Salary Amount per annum throughout the Term (payable in accordance with Employer’s payroll policies, but in no event less frequently than once every month). The Base Salary Amount may be prospectively increased from time to time in the Board’s sole discretion.
ii. Employer shall for each of the first five calendar years of the Term pay Employee a lump sum cash bonus payment in an amount equal to the distributions per Common Unit paid with respect to the applicable calendar year multiplied by 2,500,000 (the “Bonus Calculation Amount”), provided that Employee is employed by Employer at the time of payment, except that if (i) Employee terminates Employee’s employment pursuant to Section 5.c.i. and Employer could not have terminated Employee’s employment for Cause pursuant to Section 5.b.ii. subject to execution of a release in accordance with Section 6, (ii) Employer terminates Employee’s employment pursuant to Section 5.b.iii. subject to execution of a release in accordance with Section 6, or (iii) Employee’s employment is terminated due to death pursuant to Section 5.a. or disability pursuant to Section 5.b.i., in each case after the end of the calendar year to which a bonus payment relates but before such bonus is paid, Employee shall be entitled to receive such bonus on the scheduled payment date as if Employee had been employed on the payment date. Any such bonus shall be payable in Currency in accordance with Employer’s policies and procedures, but in no event shall any such bonus be paid later than March 15 of the calendar year following the calendar year for which the bonus was earned. If the Term ends on December 31, 2022 and Employee’s employment has not been terminated for any reason either by Employer or Employee on or prior to such date, and following the end of the Term Employee’s employment terminates for any reason other than for Cause prior to payment of the bonus provided for in this Section 4.b. for the fifth calendar year of the Term, then Employee shall be entitled to receive such bonus on the scheduled payment date as if Employee had been employed on the payment date. Upon the request of either party after the end of the second calendar year of the Term, the parties will discuss in good faith (but are not required to reach agreement on) a restructuring of the bonus provided for in this Section 2.b.
In the event of any change in the outstanding Common Units after the Effective Date by reason of any Common Unit distribution or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Common Units or other corporate exchange, or any distribution to holders of Common Units other than regular cash distributions or any transaction similar to the foregoing, the Board shall make an equitable substitution or adjustment as to the Bonus Calculation Amount to the extent determined by the Board in good faith, in its sole discretion and without liability to any Person, to be necessary to preserve (and not to enlarge) Employee’s rights with respect to the Annual Bonus. Further, effective promptly following the consummation of a Change of Control, Employee and Employer shall negotiate in good faith and agree on an adjustment to the bonus calculation provided for in this Section 2.b. to preserve after the Change of Control an annual bonus opportunity that is no less favorable than the annual bonus opportunity in place immediately prior to the Change of Control.
iii. Employee may be eligible to receive discretionary bonuses as may be determined by the Board from time to time.
iv. Employee shall be reimbursed for all reasonable expenses for travel, lodging, entertainment and other business expenses in connection with Carlyle’s business to the extent such expenses are consistent with Carlyle’s internal reimbursement guidelines. Further, Employer shall, within 30 days of receipt of an invoice therefore, directly pay all reasonable legal fees incurred by Employee in the course of negotiating this Agreement (and matters ancillary thereto).
v. Employee shall be afforded, as incidences of employment, health, insurance, retirement, vacation benefits and other perquisites on terms at least as beneficial as, and to the same extent as offered to, other executive officers of Carlyle in the United States.
vi. To the extent permitted by applicable securities and other laws, Employee may be permitted (but not obligated) to make personal investments directly in investments made by Carlyle and its investment funds during the Term without fees or carried interest (unless otherwise specified in the applicable subscription documents), provided that the amounts available for personal investment by Employee shall be determined by Carlyle in a manner consistent with Carlyle’s policies established for coinvestments by other executive officers of Carlyle, including an expense recovery allocation. Coinvestments with respect to investments made by a particular Carlyle investment fund may require Employee to make a commitment to invest in all investments acquired by such fund during the Term, in accordance with internal coinvestment policies adopted by Carlyle with respect to such fund.
a. Employee will be entitled to receive the equity-based awards outlined in, and subject to the terms, of the Equity-Based Award Term Sheet that is attached to this Agreement as Attachment 2, which is considered a part of this Agreement for all purposes and is incorporated herein by reference.
5.    Termination. Employee’s employment with Employer shall be terminable at any time during the Term as follows:
a. automatically upon Employee’s death;
b. by Employer, subject only to such notification requirements as are required by this Section 5.b.:
i. upon Employee’s incapacitation by accident, sickness or other circumstance that renders Employee mentally or physically incapable of performing the duties and services required of Employee hereunder for a period of at least 180 days during any 12-month period, subject to the requirements of the Americans With Disabilities Act or any similar law;
ii. for Cause, which for purposes of this Agreement and the awards granted hereunder, means that Employee has: (A) engaged in gross negligence or willful misconduct in the performance of the duties required of Employee hereunder, which in either case, has resulted in material harm to Employer, (B) willfully and materially breached a material provision of this Agreement (and the parties agree, without limitation, that Section 7.c. shall be deemed a material provision); (C) been convicted of, or entered a plea bargain or settlement admitting guilt for, (x) fraud, embezzlement or any other felony or (y) any misdemeanor involving moral turpitude that results in material injury to the business, interests or reputation of Carlyle, in each case under the laws of the United States or of any state or municipality or the District of Columbia or any other country or any jurisdiction of any other country (but specifically excluding, for purposes of both clause (x) and clause (y), traffic violations); (D) been the subject of a binding order or determination by the U.S. Securities and Exchange Commission or similar agency or tribunal of any country that concludes that Employee has violated any law or rule or regulations of such agency or tribunal that either results in material injury to the business, interests or reputation of Carlyle or, in the reasonable discretion of the Board, has a material adverse effect on Employee’s ability to function in his position, taking into account the services required of Employee and the nature of Carlyle’s business; provided that in the event that a correction or cure is possible as determined by the Board in good faith, Employee may only be terminated for Cause if Employer notifies Employee in writing of Employer’s intent to terminate Employee’s employment for Cause within 60 days of any member of the Board (other than Employee) obtaining knowledge of the occurrence of the event that has triggered Cause (with such notice specifying in detail the basis for such termination) and, after such notification, such act or omission has not been corrected or cured by Employee within 30 days thereof; or
iii. for any other reason whatsoever, upon 60 days written notice to Employee, which such notice period may be waived, all or in part, by Employer; and
c. by Employee, at any time during the Term, subject only to such notification requirements as are required by this Section 5.c.:
i. for Good Reason, which for purposes of this Agreement and the awards granted hereunder means, without Employee’s consent, (A) Carlyle willfully and materially breached a material provision of this Agreement other than Section 2.a. (for the avoidance of doubt, it shall not be a breach of this Agreement to not reach agreement in connection with any discussion in good faith undertaken pursuant hereto), (B) an adverse change in title or reporting line or removal from the Board or removal from being the Chairman of the Executive Committee or a member of the Management Committee; (C) a material diminution or material adverse modification in Employee’s authority, duties and responsibilities

(whether or not accompanied by a change in title) as a whole as compared to Employee’s authority, duties and responsibilities as a whole immediately prior to such diminution or adverse change (with Employee’s authority, duties and responsibilities as a whole immediately prior to such diminution or adverse change determined taking into account any diminution or adverse changes that had previously occurred without the consent of Employee), but excluding for this purpose, isolated or insubstantial actions not taken in bad faith; (D) the relocation of Employee’s own office location as assigned to him by Employer to a location more than 30 miles outside of New York, New York or Washington, DC; or (E) the failure of Employer to obtain the assumption in writing or by operation of law of Employer’s obligation to Employee under this Agreement by any successor in a Change of Control; provided that for all of clauses (A) through (E) in which a correction or cure is possible, Employee may only terminate for Good Reason if Employee notifies Employer in writing of Employee’s intent to terminate Employee’s employment for Good Reason within 60 days of Employee obtaining knowledge of the occurrence of the event that has triggered Good Reason (with such notice specifying in detail the basis for such termination) and, after such notification, Good Reason has not been corrected or cured by Employer within 30 days thereof; or
ii. for any other reason whatsoever, upon 60 days written notice to Employer, which such notice period may be waived, all or in part, by Employer.
6.    Effect of Termination. Upon the termination of Employee’s employment during the Term, Employee shall receive the following compensation, provided that Employee at the time of such termination (A) signs a release agreement in a form reasonably acceptable to Employer pursuant to which Employee releases Carlyle from further claims and liabilities relating to Employee’s employment and the termination of Employee’s employment, which release agreement shall not (i) provide for the release of any claims for, or right to, indemnification or advancement of expenses (x) pursuant to any individual indemnification (or similar) agreement between Employee and Employer in effect at the time of Employee’s termination, or (y) from any fund, investment vehicle or account whose investments are managed by Carlyle pursuant to any agreement that Employee is a party or a beneficiary, (ii) extend the length or expand the scope of any existing, or otherwise subject Employee to any new, restrictive covenants beyond those to which Employee is otherwise subject, (iii) release any rights to enforce the provisions of this Agreement that survive a termination of employment, including, without limitation, this Section 6 and Section 4.b., (iv) release any claims that cannot be waived by applicable law, (v) release any rights to vested and accrued benefits under any employee benefit plan of Carlyle, (vi) release any claims that arise from acts or omissions of Employer or any of its affiliates following the date of termination, (vii) release the right to reimbursement for any business expenses in accordance with Section 4.d. for expenses incurred in accordance with Carlyle policy prior to the Termination Date or (viii) release any rights in respect of equity interests of Carlyle (including, without limitation, coinvestments, Existing Interests and equity awards granted on or after the Effective Date) held by Employee that are not forfeited as a result of the applicable termination of employment in accordance with the terms and conditions applicable thereto, and (B) resigns in writing (or is otherwise deemed to have resigned) from all offices and directorships then held with Carlyle or its affiliates, unless otherwise agreed with the Board:
a. If at any time during the Term, and subject to compliance with Sections 9, 10 and 11: (i) Employee terminates Employee’s employment pursuant to Section 5.c.i. and Employer could not have terminated Employee’s employment for Cause pursuant to Section 5.b.ii. or (ii) Employer terminates Employee’s employment pursuant to Section 5.b.iii., then Employer shall pay:
(A) (1) if the Termination Date is on or prior to December 31, 2018, (I) beginning on the first payroll date following the 45th day after the Termination Date, cash severance to Employee, in monthly installments during the Severance Period, in an aggregate amount per month equal to (x) the Base Salary Amount divided by 12 plus (y) Employee’s (and his covered dependents’) monthly COBRA premium and (II) a lump sum payment equal to the Average Annual Bonus, payable in 2019 on the later of (x) the scheduled payment date of the Annual Bonus paid in respect of the 2018 calendar year as if Employee had been employed on the payment date or (y) the 12 month anniversary of the Termination Date or (2) if the Termination Date is on or after January 1, 2019, beginning on the first payroll date following the 45th day after the Termination Date, cash severance to Employee, in monthly installments during the Severance Period, in an aggregate amount per month (prorated for any partial months) equal to (x) the Base Salary Amount divided by 12 plus (y) the Average Annual Bonus divided by 12 plus (z) Employee’s (and his covered dependents’) monthly COBRA premium; and
(B) a pro rata portion (calculated using a proportion, the numerator of which is the number of days from January 1 of the year in which the Termination Date occurs to the Termination Date and the denominator of which is 365) of the Annual Bonus for the year in which the Termination Date occurs based on actual distributions and payable on the scheduled payment date of such Annual Bonus as if Employee had been employed on the payment date (the “Pro Rata Bonus”).
For avoidance of doubt, any such payments shall cease upon a violation of Sections 9, 10 or 11.

b.
If at any time during the Term Employee’s employment is terminated due to death pursuant to Section 5.a. or disability pursuant to Section 5.b.i., then Employer shall pay Employee (or Employee’s beneficiary, as applicable) the Pro Rata Bonus.

c.
In the case of a termination of Employee’s employment at any time for any reason, Employer shall pay to Employee, within 30 days after the Termination Date (to the extent not previously paid), the Base Salary Amount, but only to the extent such compensation has accrued through the Termination Date.

d.
The sole liability of Employer under this Agreement upon a termination of Employee’s employment shall be: (i) to pay the amounts expressly provided for in this Section 6 and Section 4.b. as being due and owed upon such termination; (ii) to reimburse Employee pursuant to Section 4.d. for business expenses incurred by Employee during the Term; (iii) to honor the vested portion of any equity participation (including, without limitation, the Existing Interests) granted to Employee in accordance with the terms and conditions applicable thereto (which may include the forfeiture of such vested portion in the case of a termination for cause); and (iv) to comply with any other obligations under this Agreement that expressly survive termination of Employee’s employment or pursuant to any other written agreements between Employee and Employer or pursuant to any employee benefit plan.

7.    Records and Confidential Data.

a.
All memoranda, notices, files, records and other documents made or compiled by Employee during the Term in the ordinary course of business (other than business cards and names and contact information retained in Employee’s rolodex or Outlook), or made available to Employee concerning the business of Carlyle (including, without limitation, any “best practices” materials made available to Employee), shall be Employer’s property and shall be delivered to Employer promptly following its request therefore or automatically promptly following the end of the Term. Notwithstanding anything herein to the contrary, Employee shall be entitled to retain, both during and following the Term, (i) all business cards and names and contact information retained in Employee’s rolodex or Outlook and (ii) shall be entitled to remove from Carlyle’s premises (and, upon a termination of employment for any reason, Employer shall reasonably assist Employee in gathering and removing) any personal documents (including, without limitation, any documents relating to his financial interests in Carlyle, including any funds, investment vehicles and accounts whose investments are or were managed by Carlyle, tax information, agreements or other contracts to which Employee is a party or a beneficiary, and information relating to employee benefit plans and entitlements) that is on Carlyle property (including electronically); provided that all documents covered by clause (ii) shall remain subject to all covenants and agreements for the benefit of Carlyle regarding confidentiality applicable thereto and under which Employee has any obligation.

b.
Employee acknowledges that, in and as a result of Employee’s employment hereunder, Employee will be making use of and/or acquiring confidential or proprietary information, knowledge and data developed by Carlyle that is of a special and unique nature and value to Carlyle, including, but not limited to, the nature and material terms of business opportunities and proposals available to Carlyle and financial records of Carlyle, Carlyle investment funds and investors in such funds (collectively, “Confidential Information”). Employee shall not at any time disclose to any Person (other than Carlyle) or use for any purpose other than in accordance with Employee’s employment with Carlyle, any Confidential Information (regardless of whether such information qualifies as a “trade secret” under applicable law) that has been obtained by or disclosed to Employee as a result of Employee’s employment by Employer unless: (i) authorized in writing by Employer; (ii) such information, knowledge or data is or becomes available to the public generally without breach of this Section 7; (iii) disclosure is required to be made pursuant to an order of any court or government agency, subpoena or legal process; (iv) disclosure is made to officers, directors or affiliates of Employer or Carlyle (and the officers and directors of such affiliates) or to auditors, counsel, or other professional advisors to Carlyle; or (v) disclosure is required by a court, mediator or arbitrator in connection with any litigation or dispute between Employer and Employee. Employee shall immediately supply Employer with a copy of any legal process delivered to Employee requesting Confidential Information, and prior to disclosure of Confidential Information in connection therewith or any other required disclosure, Employee shall notify Employer and shall permit Employer to seek an order protecting the confidentiality of such information, unless Employee has been advised by counsel that such notification would violate applicable law or an applicable court order. Employee agrees that Employee’s obligations under this Section 7 may be enforced by specific performance and that breaches or prospective breaches of this Section 7 may be enjoined.

c.
Employee will not publicly disclose any private placement fundraising information about a Carlyle fund vehicle that has not had a final closing of capital commitments if such disclosure would violate the federal “private placement” rules that permit fund offerings to be unregistered.

d.
Notwithstanding any other provision of this Agreement: (i) no provision of this Agreement prohibits or restricts any employee from reporting possible violations of law or other whistleblower information to a government regulator or governmental agency or other authorized individuals; (ii) Carlyle’s consent is not required for such disclosure to a government regulator or governmental agency; and (iii) notice to Carlyle is not required in the case of such whistleblower disclosure to a government regulator or governmental agency. Notwithstanding the foregoing, under no circumstance is Employee authorized to disclose any information covered by Carlyle’s attorney-client privileged or attorney work product without Carlyle’s prior written consent. The obligations under this Section 7 shall survive the termination or expiration of this Agreement and any termination of Employee’s employment.

8.    Cooperation.
a.    Following the termination of Employee’s employment with Employer for any reason, Employee shall provide reasonable cooperation to Employer and its affiliates in connection with (i) the orderly transfer of information known by Employee regarding his duties and (ii) any formal or informal dispute resolution effort, action, proceeding, investigation or litigation involving Carlyle or its affiliates relating to any matter that occurred during or prior to the Term in which Employee was involved or of which he has substantive knowledge; provided that Employee shall be reimbursed for any reasonable out-of-pocket costs incurred in connection with such cooperation (including any reasonable legal, accounting or other professional fees incurred by Employee subject to pre-approval by Employer not to be unreasonably withheld or delayed), and any such cooperation shall be at such times and in such locations as are reasonably acceptable to Employee taking into account his other professional and personal obligations. If Employee receives a subpoena or other request for information, Employee agrees to provide Employer with prompt notice of the subpoena or request so that Carlyle may take appropriate action to avoid or contest disclosure, unless Employee has been advised by counsel that providing such notice would violate applicable law or an applicable court order.
b.    Following the termination of Employee’s employment with Employer for any reason, Employer shall, and shall cause its affiliates to, provide reasonable cooperation to Employee in all matters relating to his interests and rights in, and obligation in respect of, Carlyle and any funds, investment vehicles and accounts whose investments are or were managed by Carlyle, including, by providing copies of all documents governing any such interests, rights and obligations and providing reasonable access to such Carlyle personnel as is reasonable requested by Employee to understand such interests, rights and obligations.
9.    Non-Disparagement. Employer and Employee covenant and agree that, both during Employee’s employment with Employer and for a period of five years after the Termination Date, (i) Employee shall not disparage Carlyle, the Founders and Carlyle’s employees, directors or businesses or members of Carlyle’s Executive and Management Committees and (ii) Carlyle shall not authorize, and the Founders and Carlyle’s directors and members of Carlyle’s Executive and Management Committees shall not make, disparaging remarks about Employee. The previous sentence shall not apply, however, in the case of any statement that is made (x) in testimony pursuant to a court order, subpoena or legal process or (y) to a court, mediator, government agency or arbitrator in connection with any litigation or dispute between Employer and Employee.
10.    Non-Solicitation. Employee agrees that, both during Employee’s employment with Employer and for a period of 12 months after the Termination Date, Employee will not, directly or indirectly, without the prior written consent of the Board: (i) participate in any capacity, including as an investor or an advisor, in any transaction that Carlyle was actively considering investing in or offering to invest in prior to the Termination Date; (ii) solicit, contact or identify investors in any investment partnership, fund, vehicle or managed account controlled or advised by Carlyle (to the extent Employee knows that such Person is an investor, directly or indirectly, in such partnership, fund, vehicle or managed account) on behalf of any Person; or (iii) recruit, solicit, induce or seek to induce any current employee of Carlyle to become employed by Employee or any other Person; provided, however, Employee’s obligations pursuant to clause (ii) following the Termination Date shall be reduced by any notice period that was not waived by Employer and shall not be in effect beyond December 31, 2022; provided, further, Employee’s obligations pursuant to this Section 10 following the Termination Date shall not be in effect beyond a Change of Control.

11.    Non-Competition. Employee agrees that, both during Employee’s employment with Employer and for a period of 12 months after the Termination Date (provided, however, Employee’s obligations pursuant to this Section 11 following the Termination Date shall be reduced by any notice period that was not waived by Employer and shall not be in effect beyond December 31, 2022 or, if earlier, a Change of Control), Employee will not, directly or indirectly, without the prior written consent of the Board, engage in any business or activity that competes with the Carlyle Business. For this purpose, Employee shall be deemed “engaged” in a proscribed activity in the event Employee engages in the activity directly or indirectly, whether through or by an entity in which Employee is a director (or the equivalent), executive officer, employee, or equity holder, or otherwise. Employee shall not be deemed to be “engaged” in the proscribed activity if (x) the entity engaged in the activity is a publicly traded entity and Employee’s only relationship with such entity is an equity stake of five percent (5%) or less or (y) Employee indirectly holds an equity interest in an entity, with such interest being a stake of five percent (5%) or less of the interests in such entity, that is engaged in a proscribed activity through a fund or similar investment vehicle in which Employee is a limited partner (or functional equivalent) with no direction or control over the investments of such fund or other investment vehicle. Notwithstanding anything to the contrary herein, Employee may engage in (i) personal investment activities that do not compete with the Carlyle Business and for which Employee receives no compensation in any form and (ii) charitable, community, literary and artistic activities.
12.    Enforcement of Restrictive Covenants.
a.    Employee agrees that Sections 10 and 11 may limit Employee’s ability to earn a livelihood in a business similar to the business conducted by Employer, but Employee nevertheless hereby agrees and hereby acknowledges the consideration provided to Employee in this Agreement is adequate to support the restrictions contained herein. Employee further agrees that the restrictions set forth in Sections 10 and 11 are reasonable and necessary to protect Carlyle’s trade secrets and other legitimate business needs. In the event that any court or tribunal of competent jurisdiction shall determine Sections 10 and 11 to be unenforceable or invalid for any reason, Employee and Carlyle agree that Sections 10 and 11, as applicable, shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in any and all respects as to which it may be enforceable, all as determined by such court or tribunal.
b.    Employee agrees and acknowledges that Sections 9, 10 and 11 are a material inducement to Carlyle to enter into this Agreement and, as such, it is agreed by the parties that any violation of Sections 9, 10 and 11 by Employee will constitute a material breach of this Agreement and shall entitle Employer to cease making any payment pursuant to Section 6.a. Employee and Employer agree that the remedy at law for any breach of Sections 9, 10 and 11 may be inadequate, and that Carlyle or Employee, as applicable, shall, in addition to whatever other remedies it may have at law or in equity, be entitled (without posting bond or other security) to injunctive or other equitable relief, as deemed appropriate by any court or tribunal of competent jurisdiction, to prevent a breach of Employee’s or Carlyle’s obligations as set forth in Sections 9, 10 and 11. The obligations under Sections 9, 10 and 11 shall survive the expiration or termination of this Agreement.

13.    Offset. To the fullest extent permitted by law without violating Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance promulgated thereunder (“Section 409A”), Carlyle shall have the right to set-off or otherwise withhold any and all proceeds, distributions and payments (other than (x) wages due to Employee solely by virtue of such Employee’s status as an employee and (y) amounts payable by Employee to an applicable tax authority in respect of such proceeds, distributions or payments), including without limitation, bonus payments, equity-based awards and any amounts representing such Employee’s direct and indirect share of distributions or incentive fees otherwise payable from any Carlyle-related fund or entity (including Carlyle’s investment or coinvestment funds), in order to recover any amounts due to Carlyle (as determined by Carlyle in good faith) from Employee, including (a) amounts due in respect of a clawback or giveback obligation related to any investment fund (in excess of reserved amounts, if any) or (b) determined judicially or by an arbitrator, or otherwise agreed upon, damages as a result of a material breach of any material contractual obligation that Employee has to Employer.
14.    Withholding. All payments hereunder will be subject to withholding of applicable federal, state and local income and employment taxes and other deductions, in each case, as required by law or as elected by Employee.
15.    At-Will Employment. Employee’s employment with Employer will be on an “at will” basis, meaning that either Employee or Employer may terminate Employee’s employment at any time and for any reason or no reason, subject to its or his obligations pursuant to Section 5 and Section 6. Further, Employee’s continued employment as well as Employee’s participation in any benefit programs does not assure Employee of continuing employment with Employer. Employer also reserves the right to modify or amend the terms of its benefit plans at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of Employee’s employment and may only be modified upon an express written approval of the Board.
16.    Governing Law. The validity of this Agreement and any of the terms or provisions, as well as the rights and duties of the parties hereunder, shall be governed by the laws of the Governing Jurisdiction, without reference to any conflict of law or choice of law principles in the Governing Jurisdiction that might apply the law of another jurisdiction.
17.    Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.
18.    Arbitration.

i.
Except as provided in Section 18.b. or prohibited by applicable law, any dispute, claim or controversy arising in connection with or relating to this Agreement or otherwise in connection with or relating to Employee’s employment with Employer (including any statutory claims), Employee’s carried interest participation, Employee’s DRUs and Employee’s personal coinvestments shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (except as modified herein). No such arbitration proceedings shall be commenced or conducted until at least 60 days after the parties, in good faith, shall have attempted to resolve such dispute by mutual agreement. The parties hereby agree to endeavor in good faith to resolve any dispute by mutual agreement. If mutual agreement cannot be attained, any disputing party, by written notice to the other (“Arbitration Notice”), may commence arbitration proceedings. Such arbitration shall be conducted before a panel of three arbitrators, one appointed by each party within 30 days after the date of the Arbitration Notice, and one chosen within 60 days after the date of the Arbitration Notice by the two arbitrators appointed by the disputing parties. A court of competent jurisdiction presiding over the Arbitration Location shall appoint any arbitrator who has not been appointed within such time periods. Judgment may include costs and attorneys’ fees and may be entered in any court of competent jurisdiction. The arbitration shall be conducted in the Arbitration Location or such other location as Employer and Employee may agree, in the English language and all monetary awards shall be in Currency. Arbitration shall be the sole method of resolving disputes not settled by mutual agreement. The determination of the arbitrators shall be final, not subject to appeal, and binding on all parties and may be enforced by appropriate judicial order of any court of competent jurisdiction. The arbitration proceedings contemplated by this Agreement shall be confidential and private to the maximum extent permitted by law, and such confidentiality obligations shall be enforceable by injunction.

ii.
Notwithstanding the foregoing, in the event of any claim or controversy arising in connection with this Agreement for which the remedy is equitable or injunctive relief, unless otherwise prohibited by law, the aggrieved party shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction, including where necessary: (i) to compel arbitration; (ii) to obtain interim measures of protection prior to or pending arbitration; (iii) to seek injunctive relief in the courts of any jurisdiction as may be necessary and appropriate to protect the unauthorized disclosure of its proprietary or confidential information, or to enforce the provisions of Sections 7, 8, 9, 10 and 11 of this Agreement; and (iv) to enforce any decision of the arbitrators, including the final award.

19.    Recoupment Policy. Subject to applicable law, all incentive compensation, including, but not limited to bonus payments and equity-based awards, provided to Employee during the Term will be subject to any applicable recoupment or clawback policy that is adopted by the Board from time to time (x) in consultation with Employee and that would apply equally to all executive officers of Carlyle and is not generally inconsistent in scope with other recoupment policies of public companies found in the marketplace or (y) as required by applicable law, regulation or rule.
20.    Code Section 409A. The intent of the parties is that payments and benefits under this Agreement shall comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event whatsoever shall Carlyle be liable for any tax, interest or penalties that may be imposed on Employee by Section 409A or any damages for failing to comply with Section 409A with respect to payments and benefits under this Agreement, unless such tax, interest or penalty is a result of a breach by Carlyle of this Agreement. To the extent any taxable expense reimbursement or in-kind benefits under this Agreement is subject to Section 409A, the amount thereof eligible in any calendar year shall not affect the amount eligible for any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which Employee incurred such expenses, and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding any provisions of this Agreement to the contrary, if Employee is a “specified employee” (within the meaning of Section 409A and determined pursuant to any policies adopted by Carlyle consistent with Section 409A), at the time of Employee’s separation from service, and if any portion of the payments or benefits to be received by Employee upon separation from service would be considered deferred compensation under Section 409A and cannot be paid or provided to Employee without Employee incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following Employee’s separation from service will instead be paid or made available on the earlier of (a) the first business day of the seventh month following the date of Employee’s separation from service or (b) Employee’s death.
21.    Provisions. Employer shall receive the benefit of all provisions of this Agreement on its own behalf and as trustee on behalf of all other relevant Carlyle entities and their portfolio companies.
22.    Defend Trade Secrets Act Disclosure. By Employee’s signature to this Agreement, Employee acknowledges that Employer has hereby provided Employee with written notice that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as follows:

a.
Immunity. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made in confidence, and solely for the purpose of reporting or investigating a suspected violation of law, to a federal, state or local government official, either directly or indirectly, or to an attorney; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b.
Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

23.    Notices. Any notice required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given and effective when delivered by personal or overnight couriers, or registered mail, in each case with confirmation of receipt, prepaid and addressed as follows:
If to Employer:
The Carlyle Group Employee Co., L.L.C.
1001 Pennsylvania Avenue, NW
Suite 220 South
Washington, DC 20004
Attn: General Counsel
with a copy to (provided that delivery of such copy shall not constitute delivery to Employer):
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: Linda E. Rappaport, Esq. and
     Gillian Emmett Moldowan, Esq.
If to Employee:
Address on Record with Employer
with a copy to (provided that delivery of such copy shall not constitute delivery to Employee):
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Jack H. Nusbaum, Esq. and
     Jordan A. Messinger, Esq.
24.    No Assignment. Employer shall not, without Employee’s consent, assign any of Employer’s rights, interests, obligations or entitlements under this Agreement to any Person other than to a direct or indirect, majority-owned or controlled, subsidiary of the Company or to a successor in a Change of Control. This Agreement will be binding on all successors and assigns of Employer and Carlyle. Employee may not assign any of Employee’s rights or obligations under this Agreement without the prior written consent of Carlyle; provided that Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, his estate or designated beneficiaries upon and following his death.
25.    Headings. The section headings in this Agreement are for convenience of reference only and will in no event affect the meaning or interpretation of this Agreement.

26.    Duration of Terms. The respective rights and obligations of the parties hereunder will survive any termination of Employee’s employment and the termination of the Term to the extent necessary to give effect to such rights and obligations.
27.    Entire Agreement. This Agreement and the documents and Attachments referenced herein: (i) constitute the entire agreement among Employer and Employee with respect to the subject matter hereof; (ii) supersede any prior agreement or understanding among or between them with respect to such subject matter (including, for the avoidance of doubt, any prior employment agreement among Employer and Employee), except for any confidentiality obligation with respect to Carlyle, assignment of rights agreement or right to indemnification pursuant to (x) any individual indemnification agreement between Employee and Employer as in effect from time to time, or (y) any fund, investment vehicle or account the investments of which are managed by Carlyle pursuant to any agreement to which Employee is a party or beneficiary, each of which will remain in effect in accordance with its terms; and (iii) may not be amended except in a writing signed by both Employer and Employee; provided that, notwithstanding anything herein to the contrary, nothing in this Agreement shall alter the terms (including covenants) of any compensation due to Employee prior to the Commencement Date or any compensatory award or limited partnership interest held by Employee that is outstanding as of the Commencement Date or Employee’s rights as set forth in Attachment 3 (collectively, “Existing Interests”), which Attachment 3 is considered a part of this Agreement for all purposes and is incorporated herein by reference. For the avoidance of doubt, nothing herein is intended to amend or supersede that certain Non-Exclusive Aircraft Lease Agreement entered into as of September 29, 2017, by and between Kewsong Lee, and Carlyle Investment Management L.L.C., which the parties hereto acknowledge and agree remains in full force and effect in accordance with its terms. This Agreement may not be modified or amended except by an express written approval of the Board.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Employer and Employee each have executed this Agreement as of the Effective Date.

EMPLOYER:	THE CARLYLE GROUP EMPLOYEE CO., L.L.C.

By: /s/ William E. Conway, Jr.
Name: William E. Conway, Jr.
Title: Managing Member

By: /s/ Daniel A. D’Aniello
Name: Daniel A. D’Aniello
Title: Managing Member

By: /s/ David M. Rubenstein
Name: David M. Rubenstein
Title: Managing Member

EMPLOYEE:	/s/ Kewsong Lee
Kewsong Lee

ATTACHMENT 1
APPENDIX OF KEY TERMS
This Appendix of Key Terms is considered a part of the employment agreement (the “Employment Agreement”) to which it is attached for all purposes and is incorporated by reference into the Employment Agreement. For purposes of the Employment Agreement, the following terms shall have the meanings ascribed to them below:

1.	“Annual Bonus” means the bonus granted to Employee pursuant to Section 4.b. of the Employment Agreement.

2.	“Arbitration Location” means New York, New York.

3.	“Arbitration Notice” has the meaning given to it in Section 18.a. of the Employment Agreement.

4.
“Average Annual Bonus” means the average of the Annual Bonuses paid to Employee with respect to the two most recently preceding calendar years during the Term or (i) if less than two years have elapsed during the Term, the Annual Bonus that was paid in the first year of the Term and (ii) if less than one year has elapsed during the Term, the actual Annual Bonus that would have been paid in respect of the 2018 calendar year had Employee remained employed through the payment date of such Annual Bonus.

5.	“Base Salary Amount” means $275,000 per annum in Currency, or such increased amount as may be approved by the Board from time to time in accordance with Section 4.a. of the Employment Agreement.

6.	“Board” means the Board of Directors of Carlyle Group Management L.L.C., a Delaware limited liability company.

7.
“Carlyle” means Carlyle Investment Management, L.L.C. and its affiliates collectively operating under the trade name “The Carlyle Group,” which, for the avoidance of doubt, includes Employer and the Company and their affiliates.

8.	“Carlyle Business” means all of the activities of the investment funds and other investment products and investment advisory and investment businesses operated under The Carlyle Group name.

9.	“Cause” has the meaning given to it in Section 5.b.ii. of the Employment Agreement.

10.	“Change of Control” means a “Change of Control” as defined in Section 16.2 of the Second Amended and Restated Agreement of Limited Partnership of The Carlyle Group L.P. dated as of September 13, 2017.

11.	“Commencement Date” means January 1, 2018.

12.	“Common Unit” means one common unit of the Company.

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13.	“Company” means The Carlyle Group L.P., a Delaware limited partnership.

14.	“Confidential Information” has the meaning given to it in Section 7.b. of the Employment Agreement.

15.	“Currency” means USD.

16.	“Effective Date” means October 23, 2017.

17.	“Employee” means Kewsong Lee.

18.	“Employer” means The Carlyle Group Employee Co., L.L.C., a Delaware limited liability company.

19.	“Equity Plan” means The Carlyle Group L.P. 2012 Equity Incentive Plan.

20.	“Founders” means William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein.

21.	“Good Reason” has the meaning given to it in Section 5.c.i. of the Employment Agreement.

22.	“Governing Jurisdiction” means New York, New York.

23.	“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

24.
“Severance Period” means the period commencing on the date that is 45 days following the Termination Date and ending on (i) if the Termination Date occurs during the first four years of the Term, the date that is 12 months immediately following the commencement of the Severance Period, and (ii) if the Termination Date is during the fifth year of the Term, on the date that is 45 days after the end of the Term.

25.	“Term” has the meaning given to it in Section 1 of the Employment Agreement.

26.	“Termination Date” means the date on which Employee’s termination of employment with Employer and its affiliates is effective.

27.
Wherever the word “willful” occurs in this Agreement, no act or failure to act on a Person’s part will be considered willful if done, or omitted to be done, by such Person in good faith and with the reasonable belief that the action or omission was in the best interests of (i) Carlyle with respect to any act or failure to act by Employee, or (ii) Employee with respect to any act or failure to act by Carlyle.

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ATTACHMENT 2

EQUITY-BASED AWARD TERM SHEET

This Equity-Based Award Term Sheet (this “Term Sheet”) is considered a part of the employment agreement (the “Employment Agreement”) to which it is attached for all purposes and is incorporated by reference into the Employment Agreement. Capitalized terms used in this Term Sheet, but not otherwise defined herein, shall have the meanings given to such terms in the Employment Agreement or, if not found therein, the Equity Plan.

1.
General. Employer intends that the Company will grant to Employee deferred restricted common units (“DRUs”) of the Company as described in this Term Sheet, subject to Employee’s continued employment from the Effective Date through the grant date of such DRUs. Each DRU represents the right to receive a Common Unit upon satisfaction of the applicable vesting and delivery requirements. The terms of the DRUs will be determined by the Board and shall be materially consistent with the terms of similar DRUs granted to other executive officers of Carlyle to the extent not conflicting with this Term Sheet. The DRUs will be governed by and issued pursuant to the Equity Plan and the corresponding DRU grant agreement. Any grant of DRUs described in this Term Sheet is subject to the prior approval of the Board, and, to the extent required by the Equity Plan, the Administrator. Pursuant to the terms of the Equity Plan and the applicable grant agreement, when the DRU grants described in this Term Sheet vest, Common Units will be delivered to an Employer-designated brokerage account for Employee’s benefit as soon as administratively possible. In the event of a termination of employment for Cause as defined in, and pursuant to Section 5.b.ii. of, the Employment Agreement, all vested and unvested awards granted to Employee pursuant to this Term Sheet that have not been previously disposed of by Employee shall be forfeited. Vesting of DRUs following the Termination Date (i) is subject to execution of a release in accordance with Section 6 of the Employment Agreement if Employee’s employment is terminated pursuant to either Section 5.c.i. or Section 5.b.iii. of the Employment Agreement, and (ii) is subject to compliance with Sections 9, 10 and 11 of the Employment Agreement to the extent applicable in all cases.

2.
Time-Vesting DRUs. Employer intends that the Company will grant to Employee on or prior to February 28, 2018, subject to the approvals set forth above and Employee’s continued employment from the Effective Date through the grant date, DRUs with respect to 1,250,000 Common Units (the “Time-Vesting DRUs”). The Time-Vesting DRUs will be subject to a five-year vesting period, vesting annually in five equal portions of 250,000 Common Units beginning in February 2019 on the date that is the ordinary DRU vesting date of the Company occurring in such month, subject to Employee’s continued employment from the Effective Date through each vesting date (unless terminated due to death pursuant to Section 5.a. of the Employment Agreement or disability pursuant to Section 5.b.i. of the Employment Agreement, in which case the Time-Vesting DRUs will vest in full on such termination); provided, however, that if (i) Employee terminates Employee’s employment pursuant to Section 5.c.i. of the Employment Agreement and Employer could not have terminated Employee’s employment for Cause as defined in, and pursuant to Section 5.b.ii. of, the

Employment Agreement or (ii) Employer terminates Employee’s employment pursuant to Section 5.b.iii. of the Employment Agreement, in each case prior to the final vesting date of the Time-Vesting DRUs, then a portion of the Time-Vesting DRUs will vest on the next scheduled vesting date following the Termination Date with respect to (x) the Time-Vesting DRUs scheduled to vest on such date plus (y) if the Termination Date occurs prior to the fourth vesting date of the Time-Vesting DRUs, a number of Time-Vesting DRUs equal to 20,834 multiplied by the number of full months from January 1 of the year in which the Termination Date occurs to the Termination Date (or, if the Termination Date occurs in January or February of a calendar year and prior to the applicable vesting date in respect of the prior year, multiplied by 12).

3.
Performance-Vesting DRUs. Employer intends that the Board will approve on or prior to February 28, 2018 the Company’s grant to Employee, subject to the approvals set forth above and Employee’s continued employment from the Effective Date through the grant date, of DRUs with respect to a target of 1,250,000 Common Units (the “Performance-Vesting DRUs”). The Performance-Vesting DRUs will be subject to a five-year vesting period, vesting annually with respect to five equal target portions of 250,000 Common Units beginning in the first quarter of 2019, based on the level of attainment of annual performance metrics. The level at which a Performance-Vesting DRU vests (between 0% and 200% of target) will be based on the level of attainment of one-year performance metrics established by the Board in each of 2018 through 2022 (with respect to performance for such year) promptly (but no more than 8 business days) following certification of the Company’s fourth quarter results for the prior calendar year. The level of attainment of the established performance metrics shall be certified in the year immediately following the performance year (in each of 2019 through 2023) promptly (but no more than 8 business days) following certification of the Company’s fourth quarter results for the prior calendar year and at such a time that the Common Units subject to any vested portion of the Performance-Vesting DRUs will be delivered on or prior to the first Common Unit distribution record date of such applicable calendar year. Any Performance-Vesting DRU that vests will vest upon the certification of the performance metrics applicable to such Performance-Vesting DRU, subject to Employee’s continued employment from the Effective Date through the applicable vesting date (unless terminated due to death pursuant to Section 5.a. of the Employment Agreement or disability pursuant to Section 5.b.i. of the Employment Agreement, in which case the Performance-Vesting DRUs will vest in full on such termination at target); provided, however, that if (i) Employee terminates Employee’s employment pursuant to Section 5.c.i. of the Employment Agreement and Employer could not have terminated Employee’s employment for Cause as defined in, and pursuant to Section 5.b.ii. of, the Employment Agreement or (ii) Employer terminates Employee’s employment pursuant to Section 5.b.iii. of the Employment Agreement, in each case prior to the final vesting date of the Performance-Vesting DRUs, then a portion of the Performance-Vesting DRUs will vest at target on the next scheduled vesting date following the Termination Date with respect to (x) the Performance-Vesting DRUs scheduled to vest on such date plus (y) if the Termination Date occurs prior to the fourth vesting date of the Performance-Vesting DRUs, a number of Performance-Vesting DRUs equal to 20,834 multiplied by the number of full months from January 1 of the year in which the Termination Date occurs to the Termination Date (or, if the Termination Date occurs in January or February of a calendar year and prior to the applicable vesting date in respect of the prior year, multiplied by 12).

4.
Following the Term. If the Term ends on December 31, 2022 and Employee’s employment has not been terminated for any reason either by Employer or Employee on or on or prior to such date, and following the end of the Term, Employee’s employment terminates for any reason other than for Cause, as defined in the Employment Agreement, prior to vesting of the Time-Vesting DRUs or the Performance-Vesting DRUs in 2023, then (i) the Time-Vesting DRUs scheduled to vest in 2023 and (ii) the Performance-Vesting DRUs scheduled to vest in 2023 shall all vest on their respective scheduled vesting date (based on actual performance with respect to the Performance-Vesting DRUs scheduled to vest in 2023).

5.	Change of Control.

a.
If following the occurrence of a Change of Control, (i) Employee terminates Employee’s employment pursuant to Section 5.c.i. of the Employment Agreement and Employer could not have terminated Employee’s employment for Cause as defined in, and pursuant to Section 5.b.ii. of, the Employment Agreement or (ii) Employer terminates Employee’s employment pursuant to Section 5.b.iii. of the Employment Agreement, in each case prior to the final vesting date of the Time-Vesting DRUs and the Performance-Vesting DRUs, then a portion of the Time-Vesting and Performance-Vesting DRUs will vest as follows:

i.
a portion of the Time-Vesting DRUs will vest on the next scheduled vesting date following the Termination Date with respect to (x) the Time-Vesting DRUs scheduled to vest on such date plus (y) if the Termination Date occurs prior to the fourth vesting date of the Time-Vesting DRUs, the Time-Vesting DRUs scheduled to vest on the next immediately following vesting date plus (z) if the Termination Date occurs prior to the third vesting date of the Time-Vesting DRUs, a number of Time-Vesting DRUs equal to 20,834 multiplied by the number of full months from January 1 of the year in which the Termination Date occurs to the Termination Date (or, if the Termination Date occurs in January or February of a calendar year and prior to the applicable vesting date in respect of the prior year, multiplied by 12); and

ii.
a portion of the Performance-Vesting DRUs will vest at target on the next scheduled vesting date following the Termination Date with respect to (x) the Performance-Vesting DRUs scheduled to vest on such date plus (y) if the Termination Date occurs prior to the fourth vesting date of the Performance-Vesting DRUs, the Performance-Vesting DRUs scheduled to vest on the next immediately following vesting date plus (z) if the Termination Date occurs prior to the third vesting date of the Performance-Vesting DRUs, a number of Performance-Vesting DRUs equal to 20,834 multiplied by the number of full months from January 1 of the year in which the Termination Date occurs to the Termination Date (or, if the Termination Date occurs in January or February of a calendar year and prior to the applicable vesting date in respect of the prior year, multiplied by 12).

b.
Effective promptly following the consummation of a Change of Control, Employee and Employer shall negotiate in good faith and agree on a framework or methodology for determining the future performance metrics applicable to the Performance-Vesting DRUs (or an alternative structure of such awards) to preserve after the Change of Control performance metrics that provide for a reasonable opportunity to achieve threshold, target and maximum level performance that is substantially similar to the opportunity to achieve threshold, target and maximum level performance in place immediately prior to the Change of Control.

ATTACHMENT 3
Capitalized terms used in this Attachment, but not otherwise defined herein, shall have the meanings given to such terms in the Employment Agreement to which it is attached.
For the avoidance of doubt, Employee will not be entitled to additional carried interest and/or incentive fee allocations in any Carlyle fund or investment product following the Commencement Date except as otherwise agreed between Carlyle and Employee prior to the Effective Date with respect to allocations made or to be made in respect of services provided prior to the Commencement Date (which, for the avoidance of doubt, includes allocations that were made or will be made in respect of prior services that are subject to continued vesting based on continued service after the Effective Date), but shall retain (and continue to vest in subject to the terms and conditions applicable thereto) any carried interest and/or incentive fee allocations made prior to the Commencement Date on the applicable terms and conditions of such carried interest and/or incentive fees.